EXCLUSIVE BROWNFIELD LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT dated as of October 27, 2008 (this “Agreement”), by and between SOLUCORP INDUSTRIES LTD., and 1 Lane Technologies Corp. (1 Lane) a Delaware Corporation.

WHEREAS, Solucorp is the owner of the MBS Process (as hereinafter defined), a patented hazardous heavy metal remediation process;

WHEREAS, 1 Lane wishes to purchase a exclusive worldwide license, with the exclusion of the following territories, North America, Central America, South America, Russia and China, of the MBS Process for remediating Brownfield and Redevelopment Sites (as hereinafter defined) and may or may not, in conjunction with associate developers, States, Cities or Towns develop and operate such Brownfield and Redevelopment Sites for industrial, commercial, residential, recreational or other productive uses;

WHEREAS, 1 Lane desires to have Solucorp provide expertise for all remediation work, including remediation of heavy metal pollution in soils and other untreated wastes, in the Brownfield and Redevelopment Sites by the use of the MBS Process. Solucorp desires to do so; and

WHEREAS, Solucorp desires to grant 1 Lane an exclusive worldwide license, with the exception of the following territories, North America, Central America, South America, Russia and China, to use the MBS Process claimed in the MBS Patents for Brownfield and Redevelopment Sites and conditions hereinafter set forth;

WHEREAS, Solucorp desires to grant 1 Lane a non-exclusive license for the use of the MBS Process for the remediation of “Contaminated Sites” and “Superfund like Sites” as defined below. In an effort to allow 1 Lane to penetrate the market, Solucorp will not sub-license the MBS technology within 1 Lane’s territory for a period of 18 months. Should either 1 Lane not have secured at least 5 projects or not adhered to commitments as stated in paragraph 3.2 (b) during the 18-month period, Solucorp has the right to sub-license the MBS technology to other entities.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Solucorp and 1 Lane hereby agree as follows:

1. DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings specified below:

“Contaminated Site”: a site contaminated with hazardous heavy metals and may also be contaminated with low-level radioactive waste.

“Brownfield”: any real estate site, which may or may not be, designated by the local or other governmental authorities as a “Brownfield Site” otherwise suitable for commercial, residential or other for-profit productive use but which, due to the presence or suspected presence at such site of heavy metal contaminants in the soil, is currently either not being utilized at all, or is being underutilized, for commercial or other productive use.

“Superfund like Site”: any site determined by the governing regulatory Agency to be contaminated o such a degree that it constitutes a health hazard to   the local community and environment.

“Redevelopment Site”: any project involving the remediation of a  Contaminated Site and the development and operation of such Contaminated Site  or industrial, commercial, residential, recreational or other productive use which may be owned by 1Lane.

“MBS Patents”: (i) the U.S. and foreign patents listed in Exhibit A hereto; (ii) any patents which shall issue on any of the patent listed on Exhibit A hereto or on any improvements thereof, and any reissues, reexamination, renewals or extensions thereof; (iii) any divisional, continuation or continuation-in-part patent which shall be based on the patents described in Exhibit A; and (iv) patents and patent corresponding to each of the above-described patents which shall subsequently issue are issued, filed, or to be filed in any foreign country, any patents which shall subsequently issue thereof, and any renewals, divisions, reissues, continuations or extensions thereof. “U.S. Patent Office”: the United States Patent and Trademark Office.

“MBS Process”: Solucorp’s long term heavy metal soil remediation process, for  which patent have been filed as listed Exhibit A hereto, to stabilize by the addition of proprietary non-hazardous reagents to the contaminated  materials under increased moisture conditions in order to convert such  contaminated materials into an insoluble, stable, non-hazardous metal sulfide,  together with any improvement, enhancement or expansion of such long term  heavy metal soil remediation process.

2. RIGHTS GRANTED BY SOLUCORP TO 1 Lane

2.1
Solucorp hereby grants 1 Lane and 1 Lane hereby accepts from Solucorp, a worldwide exclusive license except for the following territories, North America, Central America, South America, China license under the MBS Patents to use the MBS Process for the purpose of remediating Brownfield and Redevelopment Sites and a non-exclusive license for other Contaminated and Superfund like Sites as previously defined in this agreement.

3. COMPENSATION FOR RIGHTS GRANTED

3.1.	Solucorp shall receive the following compensation from 1 Lane for the rights granted by Solucorp hereunder:

3.2
A payment of $4,000,000 U.S. at closing to be paid in the form of common shares of 1 Lane, which will be 8,890,000 shares of 1 Lane which will be issued within 10 days of the signing of this agreement and convertible into free trading common shares of the company’s stock. Conversion will take place at six months from date of this agreement. 1 Lane will also pay Solucorp the sum of $1,000,000 within 12 months of this signing of this agreement as follows:

•	$100,000.00 within 15 days of the signing of this agreement.
•	$900,000.00 within 12 months of the signing of this agreement.

(a)
Should 1 Lane purchase and sell or purchase and develop the Brownfield or Redevelopment property after remediation, Solucorp will receive a 1% royalty of the sale price. Should 1 Lane, it’s officers partners or affiliates participate in ownership in any way with the development of the property after the sale of the property Solucorp must receive it’s 1% royalty of the total development cost.

(b)
Solucorp will provide all in-house technical expertise as required for free. 1 Lane will pay for all out-of-pocket expenses associated with site visits and other travel such as airfare, hotels, meals and ground transportation.

4. SUBLICENSING

4.1 During any period when the license granted to 1 Lane pursuant to Section 2.1 shall be exclusive, 1 Lane shall have the right to sublicense, on a site-by-site basis or geographical basis, the MBS Process to any third party upon commercially reasonable terms and conditions negotiated by, and satisfactory to, 1 Lane in its sole discretion.

5. REPRESENTATIONS AND WARRANTIES

5.1	Solucorp represents and warrants that:

(a)
It is the sole owner of the entire right, title, and interest in and to the MBS Patents and the MBS Process, that it has the full and unrestricted right and power to grant the licenses granted herein and that it knows of no prior art or other information which would invalidate the MBS Patents;

(b)
The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Solucorp (no consent of its shareholders or any trustee or holder of any debt or other obligation of Solucorp being required); such execution, delivery and performance by Solucorp will not violate any indenture, agreement, contract, commitment, judgment, decree, order or legal restriction binding upon it or to which it is a party; and this Agreement has been duly executed and delivered by Solucorp and constitutes the legal, valid and binding obligation of Solucorp;

(c)	It has filed the patent listed in Exhibit A to this Agreement with the governmental authorities specified on such Exhibit A;

(d)
 Solucorp has not licensed the MBS Process to any other party, and except in connection with remediation work being performed by or to be performed by Solucorp in connection with contracted or negotiated remediation projects involving Solucorp existing on the date hereof, Solucorp has not agreed that any other person may use the MBS Process;

(e)	To the best knowledge of Solucorp, the grant to 1 Lane of the licenses granted herein does not infringe any rights of any third party; and

(f)
There are no claims or actions asserting infringement with respect to the MBS Patents or the MBS Process pending or, to the best knowledge of Solucorp, threatened against Solucorp in the territories mentioned in the agreement.

(g)	Solucorp will (a) take all actions necessary to prosecute the patent listed in Exhibit A to issue and (b) diligently seek patent protection under U.S. and foreign laws for the patenting of the MBS

(h)
If Solucorp fails to deliver or manufacture the MBS materials needed for the MBS process, 1 Lane will be granted with the right for the manufacture of these materials as long as 1 Lane orders chemicals from Solucorp in a timely manner and meets the accepted payment terms. Should 1 Lane manufacture the MBS chemicals, 1 Lane must pay Solucorp a Royalty of 25% of costs in recognition of Solucorp’s ownership and development of the MBS patented process and for Solucorp’s continued need for know-how relevant to remediation projects. In any event 1 Lane will not sell the MBS patented chemicals or chemical process to any third party without Solucorp’s written approval. Such an action would be in violation of this agreement and of Solucorp’s patent rights. Solucorp will have the right to audit all cost records of 1 Lane on a Quarterly basis should 1 Lane manufacture chemicals for the MBS process as may be allowed in this paragraph.

(i)
Except to the extent prohibited by law, either party may, at its option and without notice, terminate this Agreement, effective immediately, in the event the other party hereto (i) admits in writing its inability to pay its debts (ii) is adjudicated by a court of competent jurisdiction as being insolvent (iii) has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in insolvency covering all or substantially all of such party’s property ( which appointment is not vacated within sixty (60) days of the entry of the order of appointment) or providing for such liquidation of such party’s property or business affairs.

(j)
Should Solucorp sell, assign or merge with another company, the rights under this contract shall survive and be transferred to new owners. In the event of a bankruptcy or other liquidation of Solucorp, 1 Lane will maintain its rights to the MBS process pursuant to this agreement.

5.2	1 Lane represents and warrants that;

(a)	It has the full and unrestricted right to enter into and fully perform this Agreement;

(b)
The execution and delivery of this Agreement and the performance hereof by it will not violate and indenture, agreement, contract, commitment, judgment, decree, order or legal restriction binding upon it or which it is a party; and

(c)	The Agreement has been duly authorized, executed and delivered by 1 Lane and constitutes the legal, valid and binding obligation of 1 Lane.

(d)	1 Lane also agrees to perform the following tasks:

•	Hire (or identify for hiring) a core staff, consultants and key personnel experienced in land use, zoning, real estate development and financial analysis and management;

•	Retain necessary consultants (environmental, land use, etc.);

•	Identify, when known, with Solucorp, a selection of Brownfield locations that show a high degree of potential for successful development;

•	Develop, with Solucorp, detailed feasibility studies with respect to 2-4 Brownfield locations selected for immediate development; and

•	Raise capital sufficient to promote the marketing and sales of the MBS Brownfield Technology;

•	Provide Solucorp with written quarterly sales, marketing and performance reports.

6. ASSISTANCE
Solucorp will provide 1 Lane with such technical assistance and other materials and information related to the MBS Process as 1 Lane, in faith, deems of significant importance to the promotion and application of the MBS Process.

7. INFRINGEMENT

7.1
Solucorp agrees to enforce the MBS Patents (after issuance thereof) against infringement by third parties upon notification by 1 Lane to Solucorp with the request that Solucorp proceed to take such steps to end such infringement. If Solucorp does not institute an infringement suit within 90 days after 1 Lane written request that it do so, or if Solucorp institutes such action but thereafter fails to press such action vigorously, 1 Lane may institutes and prosecute such lawsuit in the name of Solucorp and add Solucorp to such action as a party plaintiff, and Solucorp hereby consents thereto.

7.2
Any action for infringement of the MBS Patents (whether by Solucorp or 1 Lane as it relates to this contract) shall be prosecuted solely at the cost and expense of Solucorp. Any sums recovered in any such action shall be divided proportionately between Solucorp and 1 Lane after deduction of all reasonable expenses and attorney’s fees, on the basis of their respective actual damages suffered as a result of such infringement.

7.3
Each party hereto agrees to inform the other party hereto of the possible infringement by a third party of the MBS Patents and to fully cooperate with the other party hereto in the prosecution of any action for infringement of the MBS Patents.

7.4
Without 1 Lane prior written consent, Solucorp may not agree to any compromise or settlement of any third party claim relating to the MBS Process, which could reasonably be expected to have an adverse effect on the rights granted by Solucorp to 1 Lane hereunder. This consent may not be unreasonably withheld.

8. INDEMNITY

8.1
Solucorp agrees to defend, indemnify and hold 1 Lane its members, officers, directors, agents, sublicenses and employees harmless from any and all claims, demands, causes of action, costs, expenses and losses (including reasonable attorney’s fees and costs) resulting from (i) any action brought by a third party claiming that the exercise by 1 Lane of its rights under the license granted to it pursuant to Section 2 infringed the rights of such third party or (ii) any representation or warranty of Solucorp contained in Section 5.1 being false or incorrect or breached in material respect. The provisions of this Section 10.1 shall survive the expiration or termination of this Agreement for any reason and shall not be affected thereby.

8.2
1 Lane agrees to defend, indemnify and hold Solucorp, its shareholders, officers, directors, agents, sublicenses and employees harmless from any and all claims, demands, causes of action, costs, expenses and losses (including reasonable attorneys’ fees and costs) resulting from any representation or warranty of 1 Lane contained in Section 5.2 being false or incorrect or breached in any material respect. The provisions of this Section 10.1 shall survive the expiration or termination of this Agreement for any reason and shall not be affected thereby.

9. TERM

9.1
The term of this Agreement shall be 15 years or, from the date of issuance of any of the patents listed in Exhibit A attached as granted to Solucorp by the U.S. Patent Office with respect to the MBS Process, until the expiration of the last of such patents, whichever is longer.

10. CONFIDENTIALITY

10.1
Each party hereto shall maintain as strictly confidential the terms and conditions of this Agreement between 1 Lane and Solucorp, and shall not disclose the same to any other person, provided, however, that (i) any party may disclose any such terms and conditions (a) to such parties officers, employees, counsel, accountants, auditors and representatives who, in any such case, have a need to know such information in connection with the performance of their services for such party; (b) to, or as required by, any governmental body or regulatory authority pursuant to such party’s good faith interpretation of any law, rule or regulation to which such party may subject, including, without limitation, or any other legal proceeding between the parties; and (c) 1 Lane may disclose any such terms and conditions to potential investors in 1 Lane and its investment bankers and advisors on a confidential basis; and (ii) the obligations of the parties hereunder with respect to confidentiality shall not apply to any information that is or becomes publicly known or available through no fault of the disclosing party.

10.2
I Lane acknowledges that the MBS Patents and the MBS Process constitutes a valuable asset and trade secret of Solucorp and further acknowledges that Solucorp has an exclusive proprietary right and interest in and to the MBS Patents and the MBS Process and that any information, corrections, programs and work product conceived, created or developed alone or with 1 Lane and others relating in any way to the MBS Patents and the MBS Process is confidential trade secret information and may not be made available to nor disclosed to any third party without prior consent of Solucorp.Upon the expiration of the term of this Agreement, 1 Lane shall promptly return to Solucorp all proprietary and confidential information in this possession relating to the MBS Patents and the MBS Process delivered or disclosed to 1 Lane during the performance of this Agreement.

11. NOTICES

11.1
Notices and other communications given hereunder shall be in writing and shall be deemed to have been adequately given and delivered when received by the party to which such notice is being given after the same shall have been deposited in the mail, registered or certified, with postage prepaid, or deposited with any telegraphic or cable agency, with charges prepaid for immediate transmission, or delivered by express courier, or transmitted by facsimile and receipt of such transmission appropriately confirmed, and addressed as follows:

If to Solucorp to:	Solucorp Industries, Ltd.
250 West Nyack Road
West Nyack, New York 10994
Attn: Mr. James Ryan

1 Lane Technologies Corp.
If to 1 Lane, to:	Zalman Shazar St. Hod Hasharon, Isreal
Attn: Aviram Malik

Or to such other address as the party to receive such notice may from time to time designate in writing to the other party.

12. MISCELLANEOUS

12.1
 This Agreement shall inure to the benefit of and shall be binding upon Each of the party’s hereto and there respective successors and assigns. Neither party hereto may assign this Agreement or its rights hereunder to any other party without the prior written consent of the other party hereto.

12.2
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUES IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY CASE, CONTROVERSY, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTRY AND STATE OF NEW YORK AND EACH OF GLOBAL AND SOLUCORP IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT INANY SUCH SUIT, ACTION OR PROCEEDING.

12.3
This Agreement embodies the entire agreement and understanding between 1 Lane and Solucorp relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

12.4	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one Instrument.

12.5	The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.6	This Agreement shall not in any manner be amended, supplemented or modified except by a written instrument executed on behalf of the parties hereto by their duly authorized representatives.

12.7
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.8
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to betaken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly by such person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SOLUCORP INDUSTRIES LTD.

By: /s/ James Ryan Name: James Ryan Title: President/Director

1 Lane Technologies Corp.

By: /s/ Aviram Malik Name: Aviram Malik Title: President